Exhibit 1.1

Share Exchange Agreement

This Share Exchange Agreement (the “Agreement”) is dated as of 14 December, 2012, between VRDT Corporation, a Delaware corporation, whose business address is 12223 Highland Avenue, Suite 106-542, Rancho Cucamonga, California 91739 (“VRDT”) and Arch Hill Capital, N.V., a Dutch naamloze venootshap, whose business address is Noordwal 10, 2513 EA, The Hague, Netherlands (“Arch Hill” or, together with its subsidiaries and affiliates or other controlled entities “AHC”).

Recitals

Whereas AHC presently owns or beneficially controls a total of 1,452,341,750 shares of common stock in Lithium Technology Corporation, a Delaware corporation (“LTC”) (the “LTC Shares”), which LTC Shares represent 56.6%  of the outstanding common stock of LTC;

Whereas AHC’s LTC Shares give AHC control of LTC and, under applicable Delaware corporate law principles, AHC may sell its control position in LTC for a premium;

Whereas VRDT has offered to acquire AHC’s control position in LTC and to pay a premium to AHC for the LTC Shares;

Whereas AHC is willing to transfer the LTC Shares to VRDT in exchange for 38,000,000 newly issued shares of VRDT’s common stock (the “Base Shares”), which Base Shares represent 23%  of the outstanding common stock of VRDT (after giving effect to the issuance of the Base Shares), plus an additional 7,600,000 newly issued shares of VRDT’s common stock, which figure equals 20% of the Base Shares issued (the “Premium Shares” and together with the Base Shares, the “VRDT  Shares”) on the terms and conditions set forth in this Agreement;

Whereas VRDT is willing to issue and transfer the VRDT Shares to AHC in exchange for the LTC Shares, on the terms and conditions set forth in this Agreement; and

Whereas the parties desire to enter into this Agreement to set forth the terms of and effectuate the transfer and exchange of the AHC Shares and the VRDT Shares.

Agreement

Now, Therefore, in consideration of the premises and of the covenants and conditions contained herein, the parties agree as follows:

1.           Exchange of Shares; Control Premium; Board Representation; Anti-Dilution.

a.           AHC hereby agrees to transfer to VRDT the LTC Shares in exchange for the VRDT Shares and VRDT hereby agrees to issue and transfer to AHC the VRDT Shares in exchange for the LTC Shares.  The LTC Shares and the VRDT Shares so exchanged are referred to herein as the “Exchanged Shares”).  The closing of the transfer and exchange of the Exchanged Shares will be as provided in Section 2, subject to the terms and conditions set forth in this Agreement, including the conditions to Closing contained in Section 3.

b.           The parties agree and acknowledge that the VRDT Shares total 45,600,000 and include 38,000,000 Base Shares and 7,600,000 Premium Shares to compensate AHC for the control position represented by the LTC Shares.  AHC’s post-Transaction interest in VRDT shall therefore be 26.43% of the total number of outstanding common stock in VRDT.

c.           In further recognition of the control position represented by the LTC Shares and the premium associated therewith, VRDT covenants and agrees that the present members of the board of directors of VRDT shall appoint one (1) individual designated by AHC to fill a present vacancy on the board of directors of VRDT in accordance with the provisions of the bylaws of VRDT. During three (3) years as of the Date of Closing and so long as AHC holds common stock of VRDT representing at least ten percent (10%) of the outstanding common stock of VRDT during that time, VRDT management will cause at least one (1) director designee of AHC to be nominated by management for election to the board of directors of VRDT.  The parties agree that such nomination will be included in any management slate of directors put up for election by the stockholders of VRDT, but that such nomination does not ensure election, which only occurs through the votes of common stock holders (or the holders of other securities, if any, entitled to vote on the election of directors).

d.           The VRDT Shares will be subject to anti-dilution protection in favor of AHC against any other holder of LTC common stock or other LTC securities, who, within ten (10) days of the public announcement of this Agreement, approaches VRDT seeking to exchange such securities for VRDT securities, and successfully does so, in a privately negotiated transaction.

2.           Closing.  The closing of the transfer and exchange of the Exchanged Shares shall take place at the offices of AHC on or before January 10, 2013 or on such other date and at such other time as the parties may mutually agree (the “Closing”).  At the Closing, AHC shall deliver to VRDT the certificate(s) representing the LTC Shares, duly endorsed for transfer to VRDT, and VRDT shall deliver to AHC the certificate(s) representing the VRDT Shares, duly issued as instructed by AHC.

3.           Conditions to Closing.  The obligations of AHC and VRDT under this Agreement to be performed at the Closing are subject to the satisfaction or waiver of the following conditions precedent on or before the Closing date, as indicated below.

a.           Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to AHC and VRDT, respectively.

b.           Representations and Warranties Correct.  The representations and warranties made by AHC in Section 4 and by VRDT in Section 5 shall be true and correct in all material respects on and as of the Closing date with the same force and effect as though all such representations and warranties had been made on and as of the Closing date.

c.           Compliance with Terms and Conditions.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by AHC and VRDT, respectively, on or before the Closing date shall have been complied with and performed.

d.           Delivery of Certificates.  AHC shall have delivered to VRDT certificates representing all of the LTC Shares, together with stock powers endorsed in blank or otherwise endorsed as instructed by VRDT, and VRDT shall have delivered to AHC certificates representing the VRDT Shares issuable to AHC, duly issued in AHC’s name or as otherwise instructed by AHC.

e.           Third-Party Consents.  The parties shall have delivered all such written consents or waivers necessary or advisable in the judgment of either party to permit the sale of the Company Stock and Parent Stock and consummation of the other transactions contemplated herein, on the terms provided herein.

4.           Representations and Warranties of AHC.

a.           AHC represents and warrants that:  AHC is the lawful owner of record and beneficially owns the LTC Shares; the LTC Shares are so owned by AHC free and clear of all security interests, liens, encumbrances, claims and equities of every kind, except as created by this Agreement; and the LTC Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable.

b.           AHC represents and warrants that AHC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  AHC represents and warrants that AHC has full legal power, authority and capacity to execute, deliver and perform this Agreement, to transfer and convey the LTC Shares and to deliver certificates representing the LTC Shares, and now has, and at the respective closing will have, full legal power to sell the LTC Shares to VRDT and accept the VRDT Shares from VRDT in exchange therefor in accordance with this Agreement.  Without limiting the generality of the foregoing, AHC represents and warrants that:  no authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by AHC of this Agreement or AHC’s consummation of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by AHC and constitutes the valid and binding obligation of AHC, enforceable in accordance with their terms, except as limited by bankruptcy, reorganization, insolvency, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally; and delivery of the LTC Shares at the Closing in accordance with this Agreement will vest good title to the LTC Shares being transferred and sold by AHC hereunder in VRDT, free and clear of all security interests, liens, encumbrances, claims and equities of every kind other than restrictions on disposition contained in applicable federal and state securities laws.

c.           AHC represents and warrants that neither the execution and delivery of this Agreement by AHC nor the consummation by AHC of the transactions contemplated hereby will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on the LTC Shares pursuant to, any indenture, mortgage, lease, agreement or other instrument to which AHC is a party or by which it, or any of its properties, may be bound or affected, or violate any law or regulation to which AHC is subject or by which it or its properties are bound.

d.           AHC represents and warrants that there is no broker or finder involved in connection with the purchase or sale of the Exchanged Shares contemplated by this Agreement on behalf of AHC.

5.           Representations and Warranties of VRDT.

a.           VRDT represents and warrants that:  VRDT had duly and validly authorized the issuance to AHC of the VRDT Shares in exchange for the LTC Shares; and, upon issuance, the VRDT Shares will be free and clear of all security interests, liens, encumbrances, claims and equities of every kind, except as created by this Agreement.

b.           VRDT represents and warrants that VRDT is duly organized, validly existing and in good standing under the law of the State of Delaware.  VRDT represents and warrants that VRDT has full legal power, authority and capacity to execute, deliver and perform this Agreement and now has, and at the Closing will have, full legal power to purchase and acquire the LTC Shares from AHC in exchange for the VRDT Shares and to issue the VRDT Shares to AHC in accordance with this Agreement.  Without limiting the generality of the foregoing, VRDT represents and warrants that:  no authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by VRDT of this Agreement or VRDT’s consummation of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by VRDT and constitutes the valid and binding obligation of VRDT, enforceable in accordance with their terms, except as limited by bankruptcy, reorganization, insolvency, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally; and delivery of the VRDT Shares at the Closing will vest good title to the VRDT Shares in AHC, free and clear of all security interests, liens, encumbrances, claims and equities of every kind other than restrictions on disposition contained in applicable federal and state securities laws.

c.           VRDT represents and warrants that neither the execution and delivery of this Agreement by VRDT nor the consummation by VRDT of the transactions contemplated hereby will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any indenture, mortgage, lease, agreement or other instrument to which VRDT is a party or by which it, or any of its properties, may be bound or affected, or violate any law or regulation to which VRDT is subject or by which it or its properties are bound.

d.           VRDT represents and warrants that there is no broker or finder involved in connection with the purchase or sale of the Exchanged Shares contemplated by this Agreement on behalf of VRDT.

6.           Mutual Representations, Warranties and Covenants.

a.           Financing Covenant.  VRDT covenants and agrees to obtain at or before Closing a conditional financing commitment from a third party or parties that provides for, upon achievement of performance milestones related to the Transfer, sufficient financing to support the mutually agreed initial development budget and timeline of LTC.

b.           VRDT Information.  VRDT represents and warrants that VRDT’s reports and filings with the United States Securities and Exchange Commission (the “SEC”) comply in all material respects with all requirements of the rules and regulations of the SEC.  VRDT also represents and warrants that it has conducted its own due diligence investigation regarding LTC and the LTC Shares, but that in the course of such investigation VRDT may have possession of, or may have received, confidential or material non-public information concerning LTC or the LTC Shares that AHC does not possess or have access to (the “VRDT Information”).

c.           LTC Information.  AHC may have possession of, or may have received, confidential or material non-public information concerning LTC or the LTC Shares that VRDT does not possess or have access to (the “AHC Information”).

d.           Mutuality.  Each party has requested that the other not disclose to it any of the VRDT Information or AHC Information, as applicable.  Each party has complied with the other’s request not to disclose to it any of VRDT Information or AHC Information, as applicable.

e.           Potential Disparity of Information.  As a consequence of such non-disclosure of VRDT Information or AHC Information, as the case may be, and the limited public information regarding VRDT, a disparity of information may exist between VRDT and AHC with respect to LTC or the LTC Shares.  VRDT and AHC each agree and acknowledge that either VRDT Information or AHC Information may be indicative of a value of the LTC Shares that is substantially different than the purchase price reflected herein and that AHC is conducting its own due diligence investigation and making its own investment decision regarding the VRDT Shares and its investment in VRDT.

f.           Waivers and Releases.  As a condition to AHC’s agreement to sell and transfer, and VRDT’s agreement to purchase, the LTC Shares and to VRDT’s agreement to issue and sell, and AHC’s agreement to purchase, the VRDT Shares, AHC and VRDT each agree to waive against the other, and hereby release and agree to indemnify and hold harmless the other from, claims, if any the other could otherwise have with respect to the non-disclosure of VRDT Information or AHC Information.

g.           Mutual Securities Representation.  AHC and VRDT each represents and warrants to the other that it is an accredited investor within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended.

h.           Additional AHC Representations.  AHC further represents, warrants and acknowledges that it (a) is a sophisticated seller and purchaser, as applicable, with respect to the LTC Shares and VRDT Shares, (b) has adequate information concerning the LTC Shares being sold and VRDT Shares being purchased by AHC hereunder, (c) has adequate information concerning the business and financial condition of both of LTC and VRDT, (d) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the LTC Shares being sold and VRDT Shares being purchased by AHC hereunder, LTC and VRDT, and the transactions contemplated hereby, and (e) except with respect to VRDT’s SEC filings, has not relied upon VRDT for any investigation into, assessment of, or evaluation with respect to the LTC Shares being sold or VRDT Shares being purchased by AHC hereunder, LTC, VRDT and/or the transactions contemplated hereby.  AHC represents (i) that AHC acquired the LTC Shares for investment purposes only and not with a view toward distribution or resale, and (ii) that it is reselling the LTC Shares as principal, for its own account and not as a broker or agent for another party.

i.           Additional VRDT Representations.  VRDT further represents and acknowledges that it: (a) is a sophisticated purchaser with respect to the LTC Shares, (b) has adequate information concerning the LTC Shares and LTC, (c) has adequate information concerning the business and financial condition of LTC, (d) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in judgments, is necessary for it to make an informed investment decision with respect to the LTC Shares, LTC and the transactions contemplated hereby, and (e) has not relied upon AHC for any investigation into, assessment of, or evaluation with respect to the LTC Shares, LTC and/or the transactions contemplated hereby.  VRDT represents that it is acquiring the LTC Shares (i) as principal for its own account and not as a broker or agent for another party and (ii) for investment purposes only and not with a view toward distribution or resale.

j.           Acknowledgements.  Each party acknowledges that the other is relying on this Agreement in engaging in the exchange of the Exchanged Shares hereunder and would not engage in the transactions contemplated hereby in the absence of this Agreement and the acknowledgements and agreements made herein.

k.           Indemnities.  Notwithstanding anything to the contrary in this Agreement, VRDT shall indemnify, defend, and hold AHC and its officers, directors, agents, partners, members, controlling entities, and employees (collectively, “AHC Indemnitees”) harmless from and against any liability, claim, cost or damage that the AHC Indemnitees, or any of them, incur or suffer as a result of, in connection with, or arising out of VRDT and AHC entering into and/or consummating, the transactions contemplated hereby and based on or deriving from assertions of AHC’s possession, use or non disclosure of confidential or material non-public information in connection with the purchase and sale of the LTC Shares or the VRDT Shares hereunder, deriving from or relating to any assertion that AHC and VRDT did not have access to the same information or deriving from or relating to any related theories of recovery.  Notwithstanding anything to the contrary in this Agreement, AHC shall indemnify, defend, and hold VRDT and its officers, directors, agents, partners, members, controlling entities, and employees (collectively, “VRDT Indemnitees”) harmless from and against any liability, claim, cost or damage that VRDT Indemnitees, or any of them, incur or suffer as a result of, in connection with, or arising out of VRDT and AHC entering into and/or consummating, the transactions contemplated hereby and based on or deriving from assertions of VRDT’s possession, use or non disclosure of confidential or material non-public information in connection with the purchase and sale of the LTC Shares or the VRDT Shares, deriving from or relating to any assertion that AHC and VRDT did not have access to the same information or deriving from or relating to any related theories of recovery.

l.           The foregoing representations, warranties, acknowledgements, agreements and indemnities shall be deemed made as of the Closing and shall survive the sale and delivery of the LTC Shares and the VRDT Shares hereunder.

7.           Miscellaneous.

a.           Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origin, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and disbursements.  Any transfer or documentary taxes and any filing or recording fees (including, without limitation, any documentary or revenue stamps) applicable to the conveyance of the LTC Shares or the VRDT Shares shall be borne and paid by the transferor thereof hereunder.

b.           Amendments and Waivers.  Except as otherwise specifically stated herein, any provision of this Agreement may be waived or amended by, and only by, a written instrument executed by AHC and VRDT.

c.           Other Instruments To Be Executed.  From and after the date hereof, including after the Closing, each party shall, from time to time, at the request of the other party and without further consideration (but at the requesting party’s expense) do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey, assign, transfer or confirm the sale, assignment or transfer of the LTC Shares and the VRDT Shares as contemplated by this Agreement.

d.           Confidentiality; Public Statements.  The transactions contemplated hereby are agreed to be confidential.  Except as required by applicable law, neither AHC nor VRDT shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without the prior review and consent of the other party.  VRDT and AHC shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement confidential to the extent possible, except as may be required by law, including as may be required by VRDT in discharging its public disclosure requirements.

e.           Parties Bound.  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.  The respective rights and obligations of either party hereto shall not be assignable or delegable without the written consent of the other party.

f.           Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the law of the State of Delaware, USA.

g.           Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

h.           Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

i.           Entirety of Agreement.  This Agreement contains the entire agreement among the parties with respect to the subject mater hereof.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

j.           Counterparts; Effectiveness.  This Agreement is intended to be executed in one or more counterparts.  Each of such counterparts shall be deemed an original for all purposes and together each shall be deemed one agreement.  Each such agreement shall be deemed to be complete with respect to AHC and VRDT upon completion and execution by AHC and VRDT of a counterpart signature page to this Agreement and either such party is authorized to attach any such counterparts to a single copy of this Agreement.

In Witness Whereof, the undersigned AHC and VRDT have each signed this Share Exchange Agreement by and through their duly authorized representatives as of the date hereof.

AHC		VRDT CORPORATION

By:	/s/ Hugorinus C. Nuijt	By:	/s/ Graham Norton-Standen
	Hugorinus C. Nuijt		Graham Norton-Standen
	Executive Officer		Executive Chairman

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